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                                                                   EXHIBIT 10.14

                                9 SEPTEMBER 2004

                                 (1) MARK DRAPER

                                       AND

                        (2) OCEAN POWER TECHNOLOGIES LTD

                                   ----------

                                SERVICE AGREEMENT
                                (BY WAY OF DEED)

                                   ----------

                    Wilmer Cutler Pickering Hale and Dorr LLP

                                  Alder Castle
                                 10 Noble Street
                                 London EC2V 7QJ
                            Tel: +44 (0)20 7645 2400
                            Fax: +44 (0)20 7645 2424
                                 Ref: 00000-000

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                                      INDEX

 1. TITLE..................................................................    1
 2. JOB DUTIES.............................................................    1
 3. OUTSIDE INTERESTS......................................................    2
 4. FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY.........................    2
 5. PERIOD OF CONTINUOUS EMPLOYMENT:.......................................    2
 6. TERM...................................................................    2
 7. PLACE OF WORK..........................................................    3
 8. SALARY.................................................................    3
 9. EXPENSES...............................................................    3
10. BENEFITS...............................................................    3
11. HOURS OF WORK..........................................................    6
12. HOLIDAYS...............................................................    6
13. DEDUCTIONS FROM WAGES..................................................    7
14. DATA PROTECTION........................................................    7
15. SICKNESS OR INJURY.....................................................    7
16. CONFIDENTIALITY........................................................    8
17. DELIVERY UP OF THE COMPANY'S PROPERTY..................................    9
18. INTELLECTUAL PROPERTY RIGHTS, INVENTIONS AND MORAL RIGHTS..............   10
19. GARDEN LEAVE...........................................................   11
20. SUSPENSION.............................................................   11
21. TERMINATION............................................................   11
22. OFFICES................................................................   12
23. RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT...........................   12
24. DISCIPLINARY AND GRIEVANCE PROCEDURES..................................   14


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
25. COLLECTIVE AGREEMENTS..................................................   15
26. PARTICULARS OF EMPLOYMENT..............................................   15
27. SECURITY...............................................................   15
28. ENTIRE AGREEMENT.......................................................   15
29. NOTICES................................................................   16
30. THIRD PARTIES..........................................................   16
31. INTERPRETATION.........................................................   16
32. GOVERNING LAW..........................................................   18


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Date of Deed: 9 September 2004

PARTIES:

(1) Ocean Power Technologies Ltd of Alder Castle, 10 Noble Street, London, EC2V 7QJ (the "Company")

(2) Mark Draper of Borrowell House, Borrowell Lane, Kenilworth, Warwickshire, CV8 1ER

1.   TITLE

1.1 You will be employed as the Company's Chief Executive with responsibility for the Company's operations in the UK and Europe.

1.2  You will be a Director of the Board.

2.   JOB DUTIES

You agree that you will:-

2.1 unless you are absent from work due to ill health, incapacity, injury or at the Company's request, devote the whole of your working time, attention and abilities to your duties under this agreement;

2.2 faithfully and diligently perform your duties to the best of your ability and use your best endeavours to promote the interests of the Company and any Group Company;

2.3 without payment of additional salary or remuneration, accept any offices or directorships in the Company or any Group Company and perform such other additional duties in relation to the business of the Company or any Group Company as may from time to time be reasonably vested in or assigned to you by the Board and/or the CEO (as defined in clause 31 of this agreement).

2.4 obey the reasonable directions of the Company and comply with any lawful rules or regulations issued by the CEO and/or the Board from time to time;

2.5 keep the CEO (or the board of any other Group Company for whom you are carrying out your duties), folly informed and in a timely manner of any activities you are undertaking on the Company's or any Group Company's behalf, in such form as the CEO and/or the Board may reasonably require;

2.6 agree to carry out your duties and exercise your powers jointly with any other person appointed by the CEO and/or the Board in their discretion to act jointly with you in a temporary capacity, in the event that you are absent for more than 2 consecutive months, due to illness or for any other reason, and for the duration of the absence.

2.7 promptly disclose to the CEO and/or the Board full details of any wrongdoing, which you become aware of, by any employee of the Company or any Group Company where that

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     wrongdoing is material to that employee's employment by the relevant company or to the interests or reputation of the Company or any Group Company.

3.   OUTSIDE INTERESTS

3.1 Without prejudice to clause 2 above, you agree that during your employment, you will not be engaged, interested or concerned in any activity, office or outside business interests without the consent of the Board. Should you wish to hold any non-executive director positions in other companies, you must first seek the consent of the Board. Such consent will not be unreasonably withheld. You will disclose in writing to the Board any such activities, offices or outside business interests you may currently have, or which you subsequently wish to undertake and in the event that the Board requires you to cease the same or decline an opportunity, you will do so forthwith. For the avoidance of doubt consent will not be given inter alia in relation to any activities, offices or business interests which in the view of the Board, are similar to, or compete directly or indirectly with the business of the Company or any Group Company, or which could in the view of the Board, give rise to a conflict of interest or interfere with the efficient performance of your duties.

3.2 Subject to clause 3.1 you may, however, hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment, any units of any authorised unit trust, and up to 3% of the issued shares, debentures or other securities of any private company or of any class of company whose shares are listed on a recognised investment exchange or dealt in the Alternative Investment Market. Any existing shareholding in excess of the 3% threshold acquired before the commencement of your employment with the Company may only be retained with the consent of the Board, such consent not to be unreasonably withheld.

4.   FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

You undertake that any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you.

5.   PERIOD OF CONTINUOUS EMPLOYMENT:

Your period of continuous employment for the purposes of the Employment Rights Act 1996 will commence on 27 September 2004. No employment with a previous employer counts as part of your period of continuous employment with the Company.

6.   TERM

6.1 Subject to clause 21 below and the remainder of this clause 6, your employment is terminable by either party giving to the other not less than 12 months' written notice.

6.2 Subject to its rights under clause 21, the Company may in its absolute discretion choose to terminate your employment at any time and make you a payment in lieu of notice equivalent to your basic salary over any unexpired period of notice plus an additional


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     25% of your base salary in accordance with the provisions set out in clause
     10.1. This will be paid less tax, national insurance contributions and other deductions required by law.

6.3 In the event that your employment is (a) terminated by reason of a Change of Control, or (b) you resign due to a diminution in your position as a result of a Change of Control, up to six (6) months after the date the Company enters into a contract binding it to a Business Sale, Merger or Sale constituting a Change of Control (provided your employment is not summarily terminated in accordance with clause 21 of this Agreement), you will be entitled to a payment equal to that set out at clause 6.2 above. This payment will be made net of tax, national insurance contributions and other deductions required by law.

     No additional severance payments will be payable under the agreement in such circumstances. The payment detailed in this clause 6.3 will be paid within 7 days of your termination or resignation.

7.   PLACE OF WORK

Your place of work will initially be the Company's main office in Warwickshire, wherever it may be situated, the location of which may change from time to time. Further, you may be required from time to time, to perform your duties at the premises of customers of the Company and will be expected to travel on the business of the Company to the US and/or anywhere in the world.

8.   SALARY

You will be paid a basic salary of L136,000 per annum paid less tax, national insurance contributions and any other deductions required by law. Your salary will accrue on a day-today basis and will be payable monthly in arrears on or about the last business day of the month. Your salary is paid in respect of your duties both for the Company and any other Group Company for whom you are required to work and includes any directors' fees to be paid to you.

Adjustments to your compensation will be considered on the anniversary of your commencement of employment, or more often if the Board considers fit.

9.   EXPENSES

You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you on the business of the Company or any Group Company provided you produce to the Company such evidence of actual payment of the expenses concerned as the Company reasonably requires.

10.  BENEFITS

10.1 BONUS. You are eligible to participate in the Company's bonus plan (the "Plan"). Based on the successful achievement by the Company of pre-determined goals and targets of the Company and the Parent Company (as defined in 31 of this agreement), and dependant on your own individual performance as assessed by the Company in its discretion, you


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     may qualify for a bonus of up to 50% of your base salary. The Plan results and payments will be determined following the plan year after the Company's annual audited results have been completed and announced. The Plan may be varied from time to time in the discretion of the Company, and the goals and targets are likely to vary from year to year. The fact that a bonus is paid in one year is no guarantee that bonuses will be paid in subsequent years. If your employment is terminated part way through a plan year you will be entitled to 50% of the bonus as described above, which will be 25% of your base salary. Bonuses are paid less tax, national insurance contributions and other deductions required by law.

10.2 PENSION. The Company will, subject to Inland Revenue limits and the rules of the particular plan both of which may vary from time to time, contribute 15% of your basic salary in equal monthly instalments to a personal pension plan nominated by you. There is no contracting out certificate in relation to your employment.

10.3 PRIVATE MEDICAL EXPENSES INSURANCE. The Company does not currently operate a private health insurance scheme. The Company shall, however, reimburse you for up to a maximum of L2,000 per annum, which may be paid monthly, in respect to the costs associated with your current private health insurance premiums, which cover you and your eligible dependents. The Company will consider at least once each calendar year to increase this amount to take into account indexation and the rising cost of premiums. Any agreement to increase the Company's contribution to your private premiums will be set out in writing.

     If the Company sets up a Company private health insurance scheme in the future, you will be given the choice as to whether to remain with your private scheme or transfer to the Company scheme. If you transfer to the Company scheme you agree that the Company may cease reimbursing you for any costs associated with your current private health insurance premiums and subject to your meeting any conditions of eligibility, you will be covered by such a scheme subject to the rules of the scheme, which may vary from time to time. The Company may vary, withdraw or replace the scheme with a broadly equivalent one if it so chooses. This is a benefit in respect of which you will be liable to pay income tax.

10.4 LIFE ASSURANCE. The Company does not currently operate a life assurance scheme. The Company shall, however, reimburse you for up to a maximum of L85 per month, with respect to the costs associated with your current private life assurance premiums, which provide for 4 x your salary. The Company will consider at least once each calendar year to increase this amount to take into account indexation and the rising cost of premiums. Any agreement to increase the Company's contribution to your private premiums will be set out in writing.

     If the Company sets up a Company life assurance scheme in the future, you will be given the choice as to whether to remain with your private scheme or transfer to the Company scheme. If you transfer to the Company scheme you agree that the Company may cease reimbursing you for any costs associated with your current life assurance premiums. Your participation in the Company scheme is subject to your meeting any conditions of


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     eligibility (including medical examinations to the satisfaction of the relevant insurers and producing and completing any relevant paperwork) you will be covered free of charge by the Company's life assurance scheme subject to the rules of the scheme which may vary from time to time.

10.5 PERMANENT/DISABILITY HEALTH INSURANCE: The Company does not currently operate a permanent/disability health insurance scheme (the "Scheme"). The Company shall, however, reimburse you for up to a maximum of L195 per month, with respect to the costs associated with your current private Scheme. The Company will consider at least once each calendar year to increase this amount to take into account indexation and the rising cost of premiums. Any agreement to increase the Company's contributions to your private premiums will be set out in writing.

     If the Company sets up such a Scheme in the future, you will be given the choice as to whether you continue on your existing private scheme or transfer to the Company Scheme. If you transfer to the Company Scheme, you agree that the Company will cease reimbursing you for your current private premiums and you agree to abide by the terms of the Scheme, which may vary from time to time.

10.6 SHARE OPTIONS: The Company will grant to you options as detailed in the options offer letter dated 9 September 2004, subject to the rules of the Ocean Power Technologies, Inc. 2001 Stock Plan (the "Plan") which may be varied, amended or supplemented from time to time.

     If on termination of this Agreement whether lawfully or in breach of contract, you lose any of the rights or benefits under the Plan or in relation to any options you held immediately prior to such termination of this Agreement ("Other Options") which you would not have lost had the Agreement not been terminated (for example, you are not employed as at a vesting date and therefore such options which would have vested on that date lapse) you shall not be entitled by way of damages, to be compensated for the loss of rights or benefits under the Plan or in respect of any Other Options.

     You agree that if the Company so requires you will either (at the Company's discretion):

          (i) complete and execute an irrevocable agreement (in such form as determined by the Company from time to time) under which you will indemnify the Company and any Group Company, against the whole of any employer's national insurance contributions arising in respect of any gains which are treated as remuneration derived from your employment by virtue of Section 4(4)(a) Social Security Contributions and Benefits Act 1992 ("Share Option Gains"); or

          (ii) enter into a joint election with the Company or any Group Company (in such form as decided by the Company from time to time) for the whole of any liability for employer's National Insurance contributions arising in respect of any Share Option Gains to be transferred to you, within 21 days of the Company's written request for you to do so.


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10.7 In relation to clauses 10.3, 10.4 and 10.5 above, if a sum payable by the
     Company under these clauses by way of a reimbursement of the cost of your private insurance premiums shall be subject to a UK income tax liability, the Company shall pay to you an additional sum representing up to 100/60 x 40% of the amount set out in clauses 10.3, 10.4 and 10.5 respectively. For the avoidance of doubt, you will not be entitled to such sums if you decide to join a Company plan or scheme as detailed in clauses 10.3, 10.4 and 10.5 above and on your joining such a Company plan or scheme such reimbursements will cease.

11.  HOURS OF WORK

Your normal office hours are 9.00am to 6.00pm Monday to Friday, however, you agree to work such additional hours without overtime or additional remuneration as may be necessary for the proper and efficient performance of your duties. You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the Company three months prior written notice.

12.  HOLIDAYS

12.1 The Company's holiday year runs from 1 January to 31 December.

12.2 You will be entitled to 30 days' paid holiday leave in each holiday year in addition to English public holidays.

12.3 You may carry forward 5 days untaken holiday to a subsequent holiday year. In the holiday year in which your employment terminates, however, any holiday carried over from the previous year will be automatically terminated.

12.4 All holiday must be taken at times agreed at least one month in advance with the CEO having regard to the needs of the Company (or any relevant Group Company's business). For the avoidance of doubt Regulations 15(1) to 15(4) of the Working Time Regulations 1998 (dealing with dates when leave is taken) will not apply to your employment.

12.5 For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis.

12.6 On the termination of your employment with the Company, the Company may at its discretion:

     (a) pay you in lieu of some or all of your accrued holiday, save that if you are dismissed for gross misconduct, the Company shall be under no obligation to pay you holiday pay in respect of accrued but untaken holiday in excess of any minimum holiday entitlement required by law for the year in question. Any holiday pay will be paid less applicable tax, national insurance contributions and other deductions required by law; or


                                        6

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     (b)  deduct from your final salary payment (or in the event that this is insufficient) require you to pay to the Company an amount representing salary paid during holiday taken but not accrued by the date of termination of your employment.

     (c) require you to take some or all of any holiday entitlement during your notice period (if you are dismissed with notice in accordance with clause 6 of this agreement), which will have accrued to you by the date of termination of your employment, which you have not yet taken.

13.  DEDUCTIONS FROM WAGES

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, (including Company sick pay) sums representing; the amount of any outstanding loans or advances made to you by the Company; any other sums owing from you to the Company; any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation; and any other sums authorised to be deducted by Section 13 of the Employment Rights Act 1996. If you are unable to work due to accident or injury caused by a third party and the Company continues to pay your salary and/or sick pay during your absence and you recover damages from the third party, then the Company may deduct (or you may be required to repay as the case may be) from your wages an amount equal to any salary or sick pay paid to you by the Company during your absence. Any repayment or deduction in these circumstances will be capped at the amount of damages you recover from the third party in respect of the accident or injury concerned.

14.  DATA PROTECTION

You consent to the Company holding and processing both personal data and sensitive personal data (the latter includes your religious beliefs, your ethnic or racial origin and information relating to any physical disability), for all purposes relating to your employment. In particular you agree that the Company can hold and process personal and sensitive personal data to pay and review your remuneration and other benefits, provide and administer any such benefits, provide information to the Inland Revenue (or other taxation authorities), the police, other regulatory bodies, the Company's legal advisers and potential purchasers of the Company or any business area in which you work, administer and maintain personnel records (including sickness and other absence records), carry out performance reviews, give references to future employers, and transfer personal and sensitive personal data concerning you to the HR department of the Parent Company.

15.  SICKNESS OR INJURY

15.1 The Company will pay you your normal salary for up to 12 weeks' absence due to sickness of injury in any period of twelve months, whether consecutive or not. Thereafter any Company sick pay is entirely at the discretion of the Board.

15.2 Company sick pay shall include any statutory sick pay payable to you under the then prevailing rules of the statutory sick pay scheme. The Company may deduct from Company sick pay an amount or amounts equal to any state sickness benefit to which you


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     are entitled or any payments made to you or for which you are eligible under any health insurance arrangement, effected from time to time by the Company on your behalf.

15.3 The Company reserves the right to require you to undergo a medical examination by the Company's doctor or, an independent medical practitioner and you agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination and discuss with the Company and its professional advisers any matters arising from the examination as might impair you from properly discharging your duties. You also authorise your own doctor to provide the Company's doctor and/or independent medical practitioner with any relevant extracts from your medical notes. This clause is without prejudice to your statutory rights, (including your rights under the Access to Medical Reports Act 1988.

16.  CONFIDENTIALITY

16.1 During the course of your employment you will have access to and become aware of information, which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties, make use of, or disclose to any person, (including for the avoidance of doubt any competitors of the Company), any of the trade secrets or other confidential information of or relating to the Company, or any user of the Company's services or any company, organisation or business with which the Company is involved in any kind of business venture or partnership, or any other information concerning the business of the Company which you may have received or obtained in confidence while in the service of the Company. You will likewise use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

16.2 This restriction shall continue to apply after the termination of your employment without limit in point of time but both during your employment and after its termination, shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction or otherwise required to be disclosed by law, or to information which becomes available to the public generally (other than by reason of your breaching this clause) without requiring a significant expenditure of labour skill or money. Nothing in this clause will prevent you making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998.

16.3 For the purposes of this Agreement confidential information shall include, but shall not be limited to:-

     (a)  the Company's business and marketing strategy and plans;

     (b) budgets, management accounts, bank account details and other confidential financial data of the Company;

     (c) business sales and marketing methods, confidential techniques and processes used for development of the Company's products and services.


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     (d)  details of products and services being developed by the Company, including research and development reports, confidential aspects of the Company's technology and systems, including software source and object codes, confidential algorithms developed or used by the Company, information relating to proprietary computer hardware or software (including updates) not generally known to the public and details of IP solutions to accompany the Company's products; patent and trade mark applications in the course of preparation or consideration by the relevant authorities;

     (e) confidential methods and processes, information relating to the running of the Company's business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Company;

     (f) the names, addresses and contact details of any customers or Prospective Customers of the Company including customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any of the Company's products or services. Without prejudice to the foregoing, personal information provided to the Company by visitors to and users of any of its web sites,

     (g) the terms on which the Company does business with its advertisers, customers and suppliers, including any pricing policy and price lists adopted by the Company and the terms of any partnership, joint venture or other form of commercial co-operation or agreement the Company enters into with any third party; the content of bids and tenders submitted by the Company to Potential Customers;

     (h) software and technical information necessary for the development, maintenance or operation of any of the Company's websites and the source and object code of each website; and

     (i) any other information which the Company is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

16.4 In this clause 16, any reference to "Company" includes any "Group Company" as defined in clause 31 and your undertaking to the Company in clause 16.1 is given to the Company for itself and as trustee for each Group Company.

17.  DELIVERY UP OF THE COMPANY'S PROPERTY

17.1 You may not save in the proper performance of your duties or with the Company's permission, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the Company's or any Group Company's premises, or make any copies of documents or records relating to the Company's or any Group Company's affairs.


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17.2 Upon the Company's request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorized representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company's request furnish the Company with a written statement confirming that you have complied with this obligation.

17.3 If you have any information relating to the Company or the Group or work you have carried out for the Company or any Group Company which is stored on a computer or laptop computer which computer or lap top does not belong to the Company, this must be disclosed to the Company and the Company shall be entitled to down load the information and/or supervise its deletion from the computer or laptop concerned.

18.  INTELLECTUAL PROPERTY RIGHTS, INVENTIONS AND MORAL RIGHTS

18.1 You hereby acknowledge and agree that all IPRs and Inventions (as defined in clause 31 of this Agreement) shall be the property of and shall belong free of charge and exclusively to the Company as it may direct whether or not the work was made at the direction of the Company, or was intended for the Company (subject to any applicable contrary legislative, regulatory or codified provision or judicial authority and to any rights of a joint inventor or maker/author).

18.2 To the extent that any IPRs or ownership of Inventions are not otherwise vested in the Company, you hereby assign and transfer all of them to the Company with full title guarantee by way of present assignment throughout the world.

18.3 You will promptly and fully disclose to the Board full details of any Inventions and IPRs.

18.4 At any time during your employment or thereafter, (despite the termination of this Agreement) and at the Company's expense, you will do all such acts and things (including execute such documents, take such actions and make such applications) as may be necessary (or as the Board may reasonably request) in order to substantiate, confirm or vest effectually any IPRs, ownership of Inventions or choses in actions relating to them (whether owned by the Company in accordance with this clause 18 or owned by you) and any other protection as to ownership or use of the same (in any part of the world) in the Company, or as the Company may direct, (jointly if necessary with any joint inventor or maker/author thereof). You hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

18.5 You agree that you will not at any time make use of or exploit the Company's Inventions, IPRs or other property for any purpose which has not been agreed by the Company in advance in writing by an authorised person.


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18.6 To the full extent permitted by applicable law, you irrevocably and unconditionally waive all of your moral rights in all territories of the world.

19.  GARDEN LEAVE

The Company shall be under no obligation to provide you with work during any period of notice to terminate your employment (or any part thereof), whether given by the Company or by you. During such period the Company may require you not to attend at work and/or require you to cease carrying out your duties altogether or having any business dealings with the Company's employees, suppliers, advertisers, customers and agents and may exclude you from any premises of the Company or any Group Company. You agree that you will, if requested to do so, forthwith resign from all offices held by you in the Company or any Group Companies and cease attending board meetings. You will continue to receive your salary and all contractual benefits provided by your employment. During such period of notice you may not be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without the written permission of the Board.

20.  SUSPENSION

Quite apart from the right to put you on garden leave set out in clause 19, the Company may suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons. Whilst on suspension the Company may impose the same conditions as apply to employees on garden leave.

21.  TERMINATION

21.1 The Company may terminate your employment without notice and without a payment in lieu of notice in the event that you:

     (a) are guilty of gross misconduct or breach a fundamental term of your employment. Gross misconduct would include but is not limited to the willful misuse or disclosure of the Company's or any Group Company's confidential information or other intellectual property; attempts to solicit customers or potential customers of the Company or any Group Company to transfer business away from the Company or any Group Company for the purposes of a competitor, or employees to leave the Company or any Group Company; engaging in any form of sexual, racial or other harassment at work; or

     (b) infringe any rules or regulations imposed by any regulatory or other external authority or professional body applicable to your employment or which regulate the performance of your duties and fail to remedy the infringement within 45 days of written notice from either the Company, the regulatory or other external authority or professional body advising of the infringement.

     (c) act in a way which in the reasonable view of the Board brings you, the Company or any Group Company into disrepute, whether or not such act is directly related to the affairs of the Company or any Group Company; or

     (d) become bankrupt have an interim order made against you under the Insolvency Act 1986 or make any composition or enter into any deed of arrangement with your creditors or the equivalent of any of these under any other jurisdiction; or

     (e) are convicted of a criminal offence (other than one carrying only a non custodial sentence or a driving offence); or

     (f) become disqualified from acting as a director of a company or resign as a director of the Company otherwise than at the request of the Company or with the consent of the Company or if required to do so under this Agreement or the Articles of Association of the Company; or

22.  OFFICES

22.1 You will on the termination of your employment, forthwith resign from all offices you hold in either the Company or any Group Company. You will not however otherwise (or save as required by law), resign your office as a director of the Company or any Group Company without the Board's consent.

22.2 You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your resignation as a director of the Company or any Group Company should you fail to resign following a request from the Company to do so in accordance with clause
     22.1. A written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

22.3 Your employment shall terminate automatically and with immediate effect upon your ceasing to be a director of the Company, but other than under clause 21.1 (F), without prejudice to any rights you may have to damages or compensation arising out of the termination of this agreement.

23.  RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

23.1 You agree that you will not, without the written permission of the Board, or for a period of 12 months following the termination of your employment (less any period you spend on garden leave pursuant to clause 19), and whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

     (a) in connection with the carrying on of any business which competes in the Territory with any business of the Company or any Group Company with which you were involved in the 12 months prior to the termination of your employment, solicit or entice away from the Company or any Group Company the business of any customer or Prospective Customer with whom you had business dealings on behalf of the Company or any Group Company in the course of the 12 months prior to the termination of your employment, or about which customer, or Prospective Customer you are, (or someone reporting directly to you is), privy to confidential information gained as a result of employment by the Company or relevant Group Company at the date your employment terminates; or

     (b) in connection with the carrying on of any business which competes in the Territory with any business of the Company or any Group Company with which you were involved in the 12 months prior to the termination of your employment, have business dealings (involving the provision of products or services of a type provided by the Company or any such Group Company at the date your employment terminates), with any customer or Prospective Customer of the Company or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company in the course of the 12 months prior to the termination of your employment, or about which customer or Prospective Customer you are, (or someone reporting directly to you is), privy to confidential information gained as a result of employment by the Company or relevant Group Company at the date your employment terminates; or

     (c) seek to entice away from the Company or any Group Company any person employed or engaged by the Company or any Group Company at the date your employment terminates, as, or carrying out the functions of, a director, consultant, vice president, senior vice-president, engineers, customer-facing member of the sales team or employee involved in product development, or any other senior employee at the date your employment terminates and with whom you had dealings in the last 12 months of your employment with the Company. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, or director or employee concerned; and

     (d) employ or engage or offer to employ or engage any person employed or engaged by the Company or any Group Company at the date your employment terminates, as, or carrying out the functions of, a director, consultant, vice president, senior vice-president, engineers, customer-facing member of the sales team or employee involved in product development, or any other senior employee at the date your employment terminates (or who would have been so employed had he or she not left the Company or any Group Company due to solicitation on your part in the 4 months prior thereto) and with whom you had dealings in the last 12 months of your employment with the Company. This restriction shall apply regardless of whether the employment involves a breach of contract on the part of the consultant, director or employee concerned.

23.2 You agree that you will not, without the written permission of the Board, during your employment with the Company, or for a period of 6 months following the termination of your employment (less any period you spend on garden leave pursuant to clause 19), be engaged or employed by, or otherwise involved in any company firm or business which competes in the Territory with any business of the Company or any Group Company with which you are involved in the last 12 months of your employment under this Agreement.

23.3 Each of the sub-clauses contained in clause 23 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof (including some part of any term defined in clause 31 or elsewhere in this Agreement) were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

23.4 You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with intellectual property, inventions and moral rights.

23.5 You acknowledge that:

     (a) each of the restrictions in clause 23 goes no further than is necessary to protect the legitimate business interests of the Company and any Group Company; and

     (b) the Company is entering into this Agreement not only for itself but also as trustee for each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company however, you will at any time enter into like restrictions as those contained in this clause 23 with any other Group Company.

23.6 Nothing in this clause 23 shall prohibit you from holding the investments and interests set out in clause 3 above.

23.7 Following the date your employment terminates, you will not:

     (a) represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company);

     (b) represent, promote or advertise or refer to your previous connection with the Company or any Group Company in such a way as to utilise any of their goodwill;

     (c) carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Board, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

24.  DISCIPLINARY AND GRIEVANCE PROCEDURES

Copies of the Company's disciplinary and grievance policies are available from the CEO. These policies do not form part of this Agreement, do not have contractual force and may be varied from time to time.

25.  COLLECTIVE AGREEMENTS

There are no collective Agreements, which directly affect your terms and conditions of employment.

26.  PARTICULARS OF EMPLOYMENT

This Agreement includes the particulars of employment required by the Employment Rights Act 1996.

27.  SECURITY

27.1 All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to interception, recording and monitoring without further notice, save as set out below. You should not regard any such communications as private.

27.2 Interception, recording and monitoring of communications is intended to protect the Company's business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Such interception, recording and monitoring will not be undertaken for prurient interest.

27.3 Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

27.4 By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

28.  ENTIRE AGREEMENT

28.1 This Agreement is in substitution for any previous contract of employment between the Company and you, which shall be deemed to have been terminated by mutual consent and without giving rise to claims against the Company. You represent and warrant that you are not entering into this Agreement in reliance on any representation not expressly set out herein. Any share options you hold under the Company or any Group Company share option scheme, which is still in force shall not be affected. Such options are governed by the terms of the relevant share option scheme as varied from time to time.

28.2 The termination of this Agreement howsoever arising shall not affect any of the provisions of this Agreement which are expressed to operate or have effect or are capable of operation or effect after such termination.


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

29.  NOTICES

Any notice you are required to give under this Agreement should be handed or delivered to another member of the Board at the Company's main office from time to time. Any notice the Company is required to give you should be handed to you or delivered to your last notified address. These notices will be deemed to have been given on the date of receipt if hand delivered and if posted, on the day on which in the ordinary course of post they would be delivered.

30.  THIRD PARTIES

This Agreement constitutes an agreement solely between the Company and you, and, save where otherwise provided, for the purposes of the Contracts (Rights of Third Parties) Act 1999, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract.

31.  INTERPRETATION

31.1 Any reference in this Agreement to:-

31.2 any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

31.3 "Board" shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

31.4 "Business Sale" means the sale of all or substantially all the undertaking and assets of the Group in one transaction or a series of transactions;

31.5 "CEO" shall mean the Chief Executive Officer of Ocean Power Technology
     Inc.;

31.6 "Change of Control" means: (a) Business Sale (b) Merger; (c) Sale PROVIDED ALWAYS THAT a Group Reconstruction shall not amount to a Change of Control;

31.7 "Group" shall mean the Company and its Group Companies;

31.8 "Group Company" means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company and "subsidiary" and "holding company" have the meanings attributed to them by section 736 of the Companies Act 1985;

31.9 "Group Reconstruction" shall mean: (a) a sale, transfer or disposition of the entire issued share capital of the Company to a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions; (b) a sale of all or substantially all the undertaking and assets of the Group in one transaction or a series of transactions to a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions; or (c) a scheme or reconstruction or arrangement whereby the entire issued share capital of the Company is cancelled by court order, the Company becomes owned by a company, the shareholders of which are substantially the same as those of the Company in substantially the same proportions;

31.10 The words "include" and "including" and "in particular" shall be construed as being by way of illustration only and shall not limit the generality of the preceding words;

31.11 "IPRs" (Intellectual Property Rights) means, without limitation, all present and future rights of whatever description (as the same may be extended or amended) throughout the world in Inventions and intellectual property including but not limited to patents, copyright, database rights, know how, trade secrets, domain names, trade marks and design right (in either case whether registered or not) including applications for the grant of any such rights and all rights of registration, extension and renewal thereof, which are created by you during the course of your employment or using Company and or Group Company's assets;

31.12 "Inventions" shall mean, without limitation, any software programs, or subroutines, source or object code, algorithms, improvements, inventions, technology, formulae, discoveries, design, ideas, processes, techniques, know-how, data, models and prototypes whether or not relating to devices, products, services, processes, equipment or systems of the Company and each Group Company, which are made, originated, discovered or reduced to practice by you, which are created by you during the course of your employment or using Company assets;

31.13 "Merger" shall mean, a merger or consolidation of the Company with any other company or corporation where, as a result of such merger or consolidation, the voting securities of the Company outstanding immediately prior thereto do not continue to represent more than fifty percent 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

31.14 "Sale" shall mean the sale, transfer or disposition of any part of the Company's share capital to any person resulting in that person, together with any person acting in concert with such person, holding more than 50% of the Company's issued share capital;

31.15 "Parent Company" shall mean Ocean Power Technologies Inc;

31.16 "Prospective Customer" means any person with whom the Company (or any Group Company) is in negotiations or is tendering for the supply of its goods and services;

31.17 "the Territory" means England, the remainder of the UK or any other country or smaller geographical area in which the Company or any Group Company is carrying on, or is intending to carry on business at the date your employment terminates with which you have been involved in the preceding 12 months.

32.  GOVERNING LAW

Your terms of employment with the Company are governed by English law and the parties submit to the exclusive jurisdiction of the English Courts. The Company may however enforce the Agreement in any other courts of competent jurisdiction.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed on the date set out above.


EXECUTED AS A DEED
OF THE COMPANY ACTING BY:-
                           ------------------------

Director
                     ------------------------------

Director/Secretary
                     ------------------------------


SIGNED AS A DEED
BY THE EMPLOYEE:-
                  ---------------------------------


in the presence of:-


Signature of Witness
                     ------------------------------
Name of Witness      Charles F. Dunleavy
Address of Witness   3 Waterford Place
                     Newtown, PA USA
Occupation           Financial Executive


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